Exhibit 10.21

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10)(IV). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

License Agreement

between

Veraxa Biotech GMBH

and

Cherry Biolabs GMBH

PAGE
Appendix 1 CHERRY Patents and Stuhler Patent	31
Appendix 2 Press Release	32

i

THIS License AGREEMENT (the “Agreement”) is entered into as of March 30, 2024 between:

(1)	VERAXA Biotech GmbH, represented by its managing directors Dr. Christoph Antz and Dr. Heinz Schwer, Carl-Friedrich-Gauß-Ring 5, 69124 Heidelberg, Germany

– hereinafter referred to as “Veraxa” –

(2)	Cherry Biolabs GmbH, represented by its managing director Prof. Dr. med. Gernot Stuhler, Mauritiusplatz 7, 97286 Winterhausen, Germany

– hereinafter referred to as “Cherry” –

Veraxa and Cherry are also referred to collectively as the “Parties” and each as a “Party”.

Preamble

(A)	Veraxa is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibody-based drugs.

(B)	Pursuant to the patent license agreement entered into by and between CHERRY and Freistaat Bayern, represented by the Julius-Maximilians-Universität Würzburg (“Uni Würzburg”), on 20 February 2019, as amended by first amendment dated 1 September 2020 (“CHERRY-UNI WÜRZBURG Agreement”), CHERRY exclusively licensed patent rights from the Julius-Maximilian-University Würzburg (State of Bavaria) relating to a technology enabling the generation of certain complexes comprising two target-binding specificities and an effector function, known as hemibodies. In addition, CHERRY acquired the rights to the patent family WO 2019/122350.

(C)	On 2 November 2020 CHERRY concluded a license agreement with Morphosys AG according to which CHERRY granted to Morphosys AG an exclusive license under certain patent rights exclusively licensed from the Uni Würzburg to CHERRY and the acquired patent family WO 2019/122350 to exploit Morphosys Hemibody Compounds and Morphosys Hemibody Products directed against up to six (6) targets initially chosen or cycled or replaced in accordance with the Morphosys License Agreement for up to eight (8) corresponding target combinations for all indications and all applications, including but not limited to research, diagnostic and therapeutic use (“Morphosys License Agreement”). In addition to the exclusive license under the certain patent rights described in the preceding sentence, CHERRY granted to Morphosys AG a non-exclusive license to certain patents covering improvements resulting from inventions notices as specified in the preamble of the Cherry-Uni Würzburg Agreement. One of these patents for such improvements is the patent family WO 2022/248662 (“Stuhler Patent”).

(D)	The European patent EP2802607 which is part of the exclusively licensed patent rights of the Uni Würzburg has been completely revoked by a decision of the European Patent Office dated 30 June 2023.

(E)	VERAXA desires a license under the patent rights exclusively licensed by CHERRY from the Uni Würzburg and the patent family WO 2019/122350 for any use thereof outside of the Morphosys License Agreement, and CHERRY desires to grant such a license, for the purpose of VERAXA generating, developing and potentially commercializing hemibody products directed against certain targets to be selected; all under the terms and conditions of this Agreement.

NOW IT IS AGREED as follows:

1.	Defined Terms

In this Agreement, except where set forth otherwise, the following terms shall have the following meanings:

(a)	“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a Party. “Control” or “controlled” for the purpose of this definition means ownership, directly or through one (1) or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

(b)	“CHERRY Patents” means the Patent Rights as listed as such in Appendix A and Controlled by CHERRY on the Effective Date.

(c)	“Commercially Reasonable Efforts” means exerting such efforts and employing such resources as would normally be exerted by or employed by a reasonable similarly situated third party company in the biotechnology industry or the pharmaceutical industry (as applicable) with equivalent financial resources for a product of similar market potential and of similar risk profile at a similar stage of its development or product life (taking into account all relevant factors then prevailing, including the competitive environment, actual or potential issues of safety, efficacy or stability, coverage of intellectual property, the likelihood of marketing, pricing and reimbursement approval, present and future market potential and profitability, the objectives to develop the product in a timely manner and to maximize the economic return to the Parties from the commercialization of the product).

(d)	“Confidential Information” means any information or materials disclosed by one Party, the disclosing Party, to the other, the receiving Party, identified in writing as confidential at the time of disclosure or, if first disclosed orally, identified as confidential and confirmed in writing within thirty (30) days. Confidential Information does not include any information or materials that are: (i) already known to the receiving Party at the time of disclosure (other than from the disclosing Party) as evidenced by receiving Party’s written records; (ii) or become publicly known other than through acts or omissions of the receiving Party, or anyone that obtained the information or materials from the receiving Party; (iii) disclosed to the receiving Party by a Third Party or an Affiliate of the receiving Party who was not and is not under any obligation of confidentiality; or (iv) independently developed by employees of the receiving Party without knowledge of or access to the Confidential Information as evidenced by the receiving Party’s written records.

(e)	“Control” (including variations such as “Controlled” or “Controlling”) means, with respect to any Know-How, Patent Right, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under such Know-How, Patent Right or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. For clarity, when used with respect to a particular Party, the phrase “Controlled by such Party” or similar language means “Controlled by such Party or its Affiliates”.

(f)	“Cover” (including variations such as “Covering” or “Covered”) means, with respect to a particular Hemibody, Hemibody Product, Hemibody Compound or Hemibody Technology and a particular Patent Right, that in the absence of ownership, a license or sublicense granted under such Patent Right, the making, use, offering for sale, or importation of such Hemibody, Hemibody Product, Hemibody Compound or Hemibody Technology would infringe such Patent Right.

(g)	“Effective Date” has the meaning set forth in the beginning of this Agreement.

(h)	“Exploit” or “Exploitation” means to discover, research, develop, make, use, sell, offer for sale, import or export, including having the same done by a Third Party or an Affiliate on its own behalf or a sublicensee.

(i)	“Field” means all indications and all applications, including but not limited to research, diagnostic and therapeutic use.

(j)	“First Commercial Sale” means with respect to any VERAXA Hemibody Product and country, the first sale of such VERAXA Hemibody Product in such country after all necessary regulatory approvals have been obtained in such country. For the avoidance of doubt, First Commercial Sale shall not include the transfer or sale of any VERAXA Hemibody Product (i) by VERAXA to an Affiliate or VERAXA Sublicensee or an Affiliate of VERAXA Sublicensee (ii) for use in clinical trials or non-clinical development activities (e.g. material transfer agreements) or a bona fide charitable purpose, or (iii) for compassionate use.

(k)	“GAAP” means generally accepted accounting principles, e.g. International Financial Reporting Standards (IFRS), consistently applied.

(l)	“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time, as well as the OECD Series on Principles of Good Laboratory Practice, (ii) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

(m)	“Hemibody” means a functional protein complex Covered by the CHERRY Patents.

(n)	“Hemibody Compound” means any Hemibody directed against one or more Targets, and any fragment, modification or derivative of the foregoing, including conjugated or multispecific forms thereof.

(o)	“Hemibody Product” means any product, including any combination product, containing a Hemibody Compound or based on a Hemibody Compound, regardless of its finished form, formulation or dosage.

(p)	“Hemibody Technology” means the technology that is Covered by the CHERRY Patents.

(q)	“Impartial Person” means a natural person that is neither affiliated with VERAXA nor CHERRY and that VERAXA and CHERRY have entered a three-way CDA with and that receives and cross-checks lists of Target(s) of VERAXA, CHERRY and CHERRY Sublicensee(s) in confidentiality as part of the Target Selection Process.

(r)	“Improvements” means, with the exception of the Stuhler Patent, the Patent Rights Controlled by CHERRY that Cover improvements or modification of the Hemibody Technology as such and that are (i) filed after the Effective Date by a Party during the Term or (ii) resulting from the invention notices as specified in the preamble of the CHERRY-UNI WÜRZBURG Agreement (but excluding the inventions achieved in the frame of the GO-Bio Projects FKZ:031B0064) as described in section 1.5 of the CHERRY-UNI WÜRZBURG Agreement (the improvements under (ii) hereinafter referred to as “UNI WÜRZBURG Improvements”); which are necessary or useful for the Exploitation of a Hemibody Product directed against a Target. For clarity, Improvements shall not include (a) Patent Rights that cover or claim the composition of matter of a Hemibody Compound or Hemibody Product or any particular binding domains thereof or uses thereof, (b) Patent Rights that cover or claim inventions developed independently of any Hemibody, Hemibody Product, Hemibody Compound or the Hemibody Technology or (c) VERAXA Patents.

(s)	“Know-how” means technical and other information and composition of matter which is not in the public domain, including information comprising or relating to concepts, discoveries, data, results, designs, formulae, ideas, inventions, materials, methods, models, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, clinical and non-clinical trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. Know-how includes documents or other information carriers containing Know-how, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know-how. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

(t)	“Laws” means all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any governmental authority.

(u)	“Morphosys Target” means a Target selected by Morphosys under the Target Selection Process described in the Morphosys License Agreement and exclusively granted by CHERRY to Morphosys for the purposes of that agreement.

(v)	“Net Sales” means the gross amount received by VERAXA or any of its Affiliates from independent Third Parties in accordance with this Agreement on account of arm’s length sales of VERAXA Hemibody Product(s), less the following amounts incurred with respect to such sales of VERAXA Hemibody Product(s):

(i)	customary trade, cash or quantity discounts actually paid, granted or accrued, to the extent not already reflected in the amount invoiced;

(ii)	VAT, excise and sales taxes and customs duties to the extent separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

(iii)	outbound freight, shipment and insurance costs to the extent separately itemized on the invoice;

(iv)	compulsory payments and rebates directly related to the sale of the VERAXA Hemibody Product paid to a governmental authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program.

Notwithstanding the foregoing, amounts billed by VERAXA for the sale of VERAXA Hemibody Product among VERAXA’s Affiliates for resale shall not be included in the computation of Net Sales hereunder. Net Sales only include the amount from first arm’s length sale to a Third Party; for the avoidance of any doubt, this statement shall mean that any subsequent on arm’s length sale from this Third Party shall not be taken into consideration. Net Sales shall be accounted for in accordance with GAAP, consistently applied.

If a VERAXA Hemibody Product is sold as part of a product containing an additional clinically active component or device, Net Sales of VERAXA Hemibody Product shall be determined by multiplying Net Sales (as defined above) of such combination product by the fraction A/(A+B), where A is the average sales price of the VERAXA Hemibody Product containing the compound alone when sold separately in finished form and B is the average sale price of the additional clinically active component or device sold separately in finished form, provided that, if the individual components are not sold separately, the Parties will agree in good faith a reasonable apportionment of the sale price between the components of the product in question.

(w)	“Patent Rights” means any and all patents or patent applications (including any substitutions, divisionals, continuations, continuations-in-part thereof, any reissues or re-examinations, extensions, registrations, confirmations and supplementary patent certificates thereof and any patent or patent application claiming priority thereto) anywhere in the world.

(x)	“Royalty Term” has the meaning set forth in Section 6.1.2.

(y)	“Stuhler Patent” means the Patent Right listed as such in Appendix A and Controlled by Cherry on the Effective Date.

(z)	“Sublicense Income” has the meaning set forth in Section 6.2.

(aa)	“Target” means any protein or biomolecule identified by its UniProt number(s) or other appropriate identification number(s), including but not limited to all splice variants, mutants, and natural variants reasonable associated with such UniProt number.

(bb)	“Target Selection Process” means the process as set forth in Section 2.2.

(cc)	“Target Combination” means a combination of Target A and Target B. The combination of Target A or B with a Target C is another Target Combination. Whereas a different binding domain (composition of matter) targeting Target A and/or B is considered the same Target Combination.

(dd)	“Term” means the period of time from the Effective Date until the earlier of (i) the last payment is due by VERAXA hereunder, and (ii) a shortened period of the Agreement, if terminated earlier as permitted under Article 13.

(ee)	“Territory” means the whole world.

(ff)	“Third Party” means any person or entity other than a Party hereto, and does not include Affiliate(s).

(gg)	“Valid Claim” means with respect to a particular country (i) a claim of an issued and non-expired patent which has not been held unenforceable, non-patentable or invalid by a court or governmental agency of competent jurisdiction, un-appealed or un-appealable within the time allowed for an appeal, nor has been admitted by the holder of a patent right to be unenforceable, non-patentable or invalid or (ii) a claim of a pending patent application, which claim has been diligently prosecuted and, unless the prosecuting Party can prove that it has been diligently prosecuted, has not been pending for more than seven (7) years and has not been abandoned or disallowed without the possibility of appeal.

(hh)	“Valid Target Rejection Reason” has the meaning set forth in Section 2.2.1.

(ii)	“VAT” means, in the EU, value-added tax calculated in accordance with Council Directive 2006/112/EC and, in a jurisdiction outside the EU, any equivalent tax.

(jj)	“VERAXA Hemibody Compound” means any Hemibody Compound directed against VERAXA Targets.

(kk)	“VERAXA Hemibody Product” means any Hemibody Product directed against VERAXA Targets.

(ll)	“VERAXA IPR” means the VERAXA Know-how and VERAXA Patents.

(mm)	“VERAXA Know-how” means the Know-how of VERAXA as of the Effective Date and thereafter related to a VERAXA Hemibody Compound and/or a VERAXA Hemibody Product and/or the Know-how which is an improvement or modification of the Hemibody Technology achieved or made by VERAXA.

(nn)	“VERAXA Patents” means the Patent Rights of VERAXA (i) specifically related to a certain VERAXA Hemibody Compound and/or a certain VERAXA Hemibody Product or (ii) arising independently from the activities under this Agreement.

(oo)	“VERAXA Sublicensee” means a Third Party to whom VERAXA or any of its Affiliates grants a license to further develop and/or commercialize a VERAXA Hemibody Compound and/or a VERAXA Hemibody Product. A sublicensee of a VERAXA Sublicensee as defined in the previous sentence and any of its direct or indirect sublicensees shall be deemed to be VERAXA Sublicensees as well.

(pp)	“VERAXA Target” means (i) with regard to the license granted hereunder to the CHERRY Patents any Target which is not a Morphosys Target and selected by VERAXA under the Target Selection Process, and exclusively granted by CHERRY to VERAXA for the purposes of this Agreement and (ii) with regard to the license granted hereunder to the Stuhler Patent any Target.

2.	Selection and Replacements of Targets

2.1	For the exclusive license to the CHERRY Patents granted under the Morphosys License Agreement, Morphosys has exclusively reserved six (6) Morphosys Targets and has the right to combine any such Morphosys Target freely in order to generate the corresponding Morphosys Hemibody Compounds and/or Morphosys Hemibody Products; provided that Morphosys shall not develop and commercialize more than eight (8) Target Combinations as Morphosys Hemibody Compounds and Morphosys Hemibody Products, but, for avoidance of doubt, shall be free to research and non-clinically develop more than such eight (8) Target Combinations of the six (6) Morphosys Targets to be able to select the most promising ones for further development and commercialization. By way of non-limiting example, Target A, B and C could be combined to generate the following Morphosys Hemibody Compounds and Morphosys Hemibody Products AB, AC, BC. One Hemibody Product is different from another Hemibody Product if it is directed against another Target Combination. Morphosys has chosen six (6) Targets, but is – under the Morphosys License Agreement – still entitled to replace up to four (4) Targets that are abandoned prior to start of a Phase I Clinical Trial during the term of the Morphosys License Agreement.

2.2	To enable CHERRY to comply with its obligations under the Morphosys License Agreement, in the event VERAXA intends to use the CHERRY Patents under the license granted hereunder, target selection by VERAXA shall be performed in the Target Selection Process by the involvement of an Impartial Person as follows:

2.2.1	In the event VERAXA intends to choose a Target, it shall notify CHERRY thereof. After that notification CHERRY and VERAXA shall notify, and CHERRY shall procure that Morphosys shall notify, to the Impartial Person within ten (10) days (i) as for VERAXA, the intended new VERAXA Target(s), and (ii) as for CHERRY and Morphosys, the Targets which are subject to CHERRY’s existing contractual restrictions vis-à-vis Morphosys. If a Target selected by VERAXA is at the time of nomination by VERAXA subject to CHERRY’s existing contractual restrictions vis-à-vis Morphosys and in each case notified as such to the Impartial Person (a”Valid Target Rejection Reason”), such Target shall not be available to VERAXA under the license to the CHERRY Patents.

2.2.2	Whenever such Target Selection shall take place, CHERRY and VERAXA undertake to request the Impartial Person to remove from their respective Target list any of their respective Targets for which such party has decided to abandon the related activities.

2.2.3	If a Target is available to VERAXA, the Impartial Person shall confirm the availability of such new Targets as VERAXA Targets within seven (7) days after receipt of the information by VERAXA, CHERRY and Morphosys and such Target shall become a VERAXA Target(s) for which the license under Section 3.1 is granted. The Impartial Person shall inform VERAXA and Cherry (but for the avoidance of doubt not Morphosys) in writing about the availability of the new Targets without disclosing the identity of the new Targets to CHERRY. For the avoidance of doubt, only VERAXA will be informed about the identity of the available and unavailable VERAXA Target(s).

In the event of an unavailability of (i) all new Target(s), VERAXA shall be permitted, at its discretion, to decide whether it wants to re-notify the Impartial Person with different new Target(s) and (ii) one or more of the new Target(s), VERAXA shall be permitted, at its discretion, to decide whether and which of the available new Target(s) should be considered granted by CHERRY as new VERAXA Targets and whether and which of the non-available new Target(s) it will re-notify to the Impartial Person.

2.2.4	In the event that one or more Targets selected by VERAXA are declared unavailable by the Impartial Person pursuant to Section 2.2.3 above, VERAXA shall have the right to appoint an independent certified auditor reasonably acceptable to CHERRY (which acceptance shall not be unreasonably withheld) and bound by adequate confidentiality obligations to inspect the relevant records of CHERRY and to verify the reasons for rejecting VERAXA’s new Target(s). If the result of such audit is that the Targets were rejected for any reasons that are not Valid Target Rejection Reasons, CHERRY shall pay for such inspection. VERAXA shall be entitled to exercise any rights it may have under this Agreement.

2.3	The Target Selection Process as set forth under Section 2.2 shall be further detailed in a subsequent non-disclosure agreement, which the Parties intend to enter into by and among VERAXA, CHERRY and the Impartial Person prior to 31 December 2024.

3.	License Grants

3.1	Subject to Section 2.2, CHERRY grants to VERAXA an exclusive, sublicensable (in multiple tiers) (sub-)license under the CHERRY Patents to Exploit VERAXA Hemibody Compounds and VERAXA Hemibody Products directed against the Targets chosen in accordance with Section 2 within the Field in the Territory. VERAXA acknowledges that Morphosys is granted an exclusive, sublicensable license under the CHERRY Patents to exploit Morphosys Hemibody Compounds and Morphosys Hemibody Products directed against up to six (6) Targets initially chosen or replaced for up to eight (8) corresponding Target Combinations within the Field in the Territory and that the Targets initially chosen or replaced by Morphosys during the term of the Morphosys License in accordance with the provisions under the Morphosys License Agreement shall not be available to VERAXA and shall be excluded from the license to the CHERRY Patents granted hereunder. VERAXA acknowledges that Uni Würzburg retained an irrevocable, non-exclusive right to use the CHERRY Patents which have been licensed to CHERRY under the CHERRY-UNI WÜRZBURG Agreement for own research and for educational purposes.

3.2	CHERRY grants to VERAXA an exclusive, sublicensable (in multiple tiers) (sub-)license under the Stuhler Patent to Exploit VERAXA Hemibody Compounds and VERAXA Hemibody Products directed against any Target. VERAXA acknowledges that Morphosys has been granted a non-exclusive, sublicensable license under the Stuhler Patent and Improvements to exploit Morphosys Hemibody Compounds and Morphosys Hemibody Products directed against up to six (6) Targets initially chosen or replaced for up to eight (8) corresponding Target Combinations within the Field in the Territory. VERAXA acknowledges that Uni Würzburg retained an irrevocable, non-exclusive right to use the Stuhler Patent and the Improvements which have been licensed to CHERRY under the CHERRY-UNI WÜRZBURG Agreement for own research and for educational purposes.

3.3	CHERRY shall grant to VERAXA a non-exclusive, cost free, sublicensable (in multiple tiers) license under Improvements to Exploit in the Field in the Territory the VERAXA Hemibody Compounds and the VERAXA Hemibody Products.

4.	Sublicenses

4.1	VERAXA may grant and authorize sublicenses under Section 3, provided that the sublicensee agrees in writing to be bound by (i) Sections 3.1, 3.2, 4, 7 and 12.5 of this Agreement; (ii) obligations to indemnify Freistaat Bayern, represented by the Uni Würzburg, and its respective officers, directors, employees, representatives, independent contractors, agents and consultants from Losses (as defined in Section 12.2) resulting from any Third Party claim against them to the extent that such Third Party claim arises out of the Exploitation of VERAXA Hemibody Products by such VERAXA Sublicensee, its Affiliates and its further VERAXA Sublicensees, including but not limited to claims resulting from the performance of clinical studies or the non-compliance with the laws applicable for the Exploitation of the VERAXA Hemibody Products, e.g. the non-existence of or non-compliance with relevant permits; (iii) similar confidentiality obligations but no case less stringent than those outlined in Section 10 of this Agreement, and (iv) Section 5 below, provided that a VERAXA Sublicensee and/or VERAXA Affiliate shall only be required to use Commercially Reasonable Efforts to Exploit one (1) VERAXA Hemibody Compound or VERAXA Hemibody Product. VERAXA shall be responsible and liable for any non-compliance of any VERAXA Sublicensee with such obligations. Any agreement or arrangement with any such VERAXA Sublicensee or VERAXA Affiliate shall be made in writing and shall ensure that the reasons for termination as set forth in Section 13.2.1 and 13.3 shall be applicable for a termination (including the automatic termination of the sublicense agreement with the VERAXA Sublicensee if the VERAXA Sublicensee applies for the initiation of insolvency proceedings relating to its assets) of the sublicense agreement as well. A termination of this Agreement in accordance with Sections 13.2.1, 13.3 and 13.4 shall automatically lead to a termination of the sublicense agreement(s), unless Section 13.5.1 last sentence applies.

4.2	Within thirty (30) days of the execution of a sublicense agreement, VERAXA shall provide CHERRY with a notification that it has entered into such sublicense agreement and provide a Redacted copy of the concluded sublicense agreement to CHERRY which CHERRY may forward to the Uni Würzburg. For the purposes of this Section 4.2, “Redacted” shall mean the removal of information relating to e.g. financials as far as they are not relevant for the potential payments that CHERRY is entitled to receive from VERAXA under this Agreement, any confidential information of VERAXA Sublicensee or VERAXA Affiliate, any information relating to VERAXA Targets or any information relating to the clinical or commercial strategy associated with the sublicensed VERAXA Targets, VERAXA Hemibody Compounds, VERAXA Hemibody Products and/or VERAXA Sublicensee or VERAXA Affiliate’s compounds. This can be by non-limiting example: appendices containing clinical development plans, Targets, sequence or structural information on compounds, VERAXA Patents or VERAXA Sublicensee or VERAXA Affiliate’s Patents. Notwithstanding the previous paragraph, VERAXA shall provide CHERRY the complete unredacted sublicense agreements, without undue delay, if this Agreement has been terminated by CHERRY pursuant to Section 13.2.1 and subject to VERAXA Sublicensee being in good standing as set forth in Section 13.5.1 last sentence and Cherry shall be entitled to forward this unredacted sublicense agreement to Uni Würzburg if Uni Würzburg has direct claims for payment against the respective VERAXA Sublicensee.

4.3	Should any VERAXA Affiliate or VERAXA Sublicensee be entitled to grant further sublicenses, VERAXA shall ensure that the sublicense agreement complies with Sections 4.1 and 4.2 of this Agreement and shall be responsible and liable for any non-compliance of any such sublicensee with such obligations.

5.	VERAXA Diligence Obligation

VERAXA shall be responsible for the development and commercialization of VERAXA Hemibody Compounds and VERAXA Hemibody Products by VERAXA and VERAXA Affiliates and shall bear all costs associated therewith. VERAXA shall use and procure that VERAXA Affiliates or VERAXA Sublicensees, as applicable, shall use Commercially Reasonable Efforts to Exploit the VERAXA Hemibody Compounds and VERAXA Hemibody Products. For clarity, VERAXA, VERAXA Affiliates or VERAXA Sublicensees use Commercially Reasonable Efforts as long as in total one (1) VERAXA Hemibody Compounds or one (1) VERAXA Hemibody Products is Exploited in accordance with the Commercially Reasonable Efforts standard as defined in Section 1 (c) by either (but not by each of) VERAXA, a VERAXA Affiliate or a VERAXA Sublicensee.

6.	Consideration

6.1	Royalties

6.1.1	In consideration of the rights and (sub-)licenses granted hereunder, during the Royalty Term, VERAXA shall pay to CHERRY tiered royalties on incremental annual Net Sales of VERAXA Hemibody Products, on a VERAXA Hemibody Product-by-VERAXA Hemibody Product basis, in the Field in the Territory in a calendar year at the rates set forth in the table below. Any such royalties shall be payable within thirty (30) days following receipt of an invoice of the relevant amount after the annual royalty report in accordance with Section 7.1 has been provided by VERAXA. For the avoidance of doubt, sales of VERAXA Hemibody Products by VERAXA Sublicensees shall not be taken into account for the calculation of the Net Sales.

Annual Net Sales of VERAXA Hemibody Product in the Field in the Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

6.1.2	The royalties payable by VERAXA under this Section 6.1 shall be payable on a country-by-country and VERAXA Hemibody Product-by-VERAXA Hemibody Product basis for a period commencing with the First Commercial Sale in the relevant country and ending on the later of (i) the expiration, invalidation or abandonment date of the last Valid Claim of the CHERRY Patents or the Stuhler Patent or an Improvement that Cover the VERAXA Hemibody Product or uses thereof in such country, or (ii) ten (10) years from the First Commercial Sale (“Royalty Term”). If, on a country-by-country basis, the expiration, invalidation or abandonment of the last to expire Valid Claim of a CHERRY Patent or the Stuhler Patent or an Improvement Covering a VERAXA Hemibody Product or uses thereof in such country occurs before the ten (10) year term, the royalty rates listed in the table above will be reduced by [***] percent ([***]) in that specific country for the term remaining until the end of the ten (10) year term. For clarity, if there was never a Valid Claim of a CHERRY Patent or the Stuhler Patent or an Improvement in a country Covering the VERAXA Hemibody Product or uses thereof of such VERAXA Hemibody Product, then no royalties shall be due for such VERAXA Hemibody Product in such country.

6.2	Sublicense Income

In further consideration of the rights and sublicense granted hereunder, during the Royalty Term, VERAXA shall pay to CHERRY a share of [***] of all Sublicense Income. “Sublicense Income” shall be all payments received by VERAXA or VERAXA Affiliates for the granting of any rights under the CHERRY Patents and the Stuhler Patent and an Improvement to Exploit VERAXA Hemibody Compounds and VERAXA Hemibody Products against a Target, including but not limited to technology access fees, upfront payments, options fees, milestone payments, royalties, etc.; provided that payments for services or payments made by a collaboration partner to enable performance of a collaboration shall not be deemed Sublicense Income. Any such share of the Sublicense Income shall be payable within thirty (30) days following receipt of an invoice of the relevant amount after the Annual Royalty Report in accordance with Section 7.1 has been provided by VERAXA.

6.3	Payments

6.3.1	Each Party shall comply with Laws regarding filing and reporting for income tax purposes. All amounts payable under this Agreement are net of VAT. In the event that amounts due under this Agreement are subject to VAT, the invoice by the respective Party for the payment shall state the VAT applicable separately. All payments due under this Agreement shall be payable in full in Euros in cleared funds to the account of CHERRY at

Bank:	[***]
IBAN:	[***]
BIC:	[***]

or such other account details as CHERRY may notify to VERAXA from time to time.

6.3.2	Unless provided for differently in the Agreement, VERAXA shall make all payments under this Agreement within thirty (30) days after receipt of an undisputed invoice. Interests for any late payments to be made by VERAXA to CHERRY under this Agreement shall be calculated in accordance with the applicable German law.

6.3.3	For the purpose of calculating Net Sales expressed in currencies other than Euros, any amount expressed in a foreign currency shall be converted into Euros using the average of the exchange rate of the European Central Bank (www.ecb.int) published for the applicable reporting period.

6.4	Withholding Tax

If Laws require withholding of income taxes or other taxes imposed upon payments set forth in this Agreement, VERAXA shall help CHERRY to obtain a withholding tax exemption certificate to be issued by the competent tax authority. CHERRY shall provide VERAXA with such withholding tax exemption certificate at least ten (10) business days prior to the payable date of any such payments. If CHERRY fails to do so, VERAXA shall be permitted to withhold the withholding tax amount at the rate set forth by law from such payments, provided that VERAXA pays such amount to the competent tax authority. VERAXA shall submit appropriate proof of payment of the withholding taxes to CHERRY within a reasonable period of time and shall make reasonable efforts to help CHERRY to recoup such taxes, if any, from the respective tax authorities.

7.	Reports, Records, Audits and Notices

7.1	VERAXA shall submit to CHERRY once each calendar year a high level summary describing its efforts and the efforts of any VERAXA Affiliate and any VERAXA Sublicensee exerted for the development and commercialization of VERAXA Hemibody Compounds and VERAXA Hemibody Products, such summaries being due on 31 December of each calendar year. Starting with the Effective Date, VERAXA shall submit to CHERRY annual royalty reports and reports of Sublicense Income (email sufficient), the first report being due on 31 March of the calendar year following the Effective Date and then on each anniversary thereof. Any such summaries and royalty and sublicense income reports may be forwarded by CHERRY to Uni Würzburg.

7.2	VERAXA shall keep and maintain complete, accurate, and continuous accounts and records (including any underlying documents supporting such accounts and records) regarding any payments due hereunder in sufficient detail to enable the amount of all sums payable under this Agreement to be determined for a period of three (3) years following the end of the calendar year to which they pertain.

7.3	CHERRY and the Uni Würzburg shall have the right to appoint an independent certified auditor reasonably acceptable to VERAXA and bound by adequate confidentiality obligations to inspect the relevant accounts and records of VERAXA to verify the annual royalty reports and annual sublicense income reports under Section 7.1 or the records under Section 7.2. VERAXA shall make its accounts and records available for inspection by such independent certified auditor during regular business hours, solely to verify the accuracy of the annual royalty reports and payments and shall ensure that VERAXA Affiliates and VERAXA Sublicensees do the same and shall secure a similar audit right to be performed by VERAXA on CHERRY’s request and behalf at any VERAXA Affiliate or VERAXA Sublicensee. Subject to receiving not less than forty-five (45) days’ written notice from CHERRY, VERAXA shall assemble all such VERAXA accounts and records for such inspection. Such inspection right shall not be exercised more than once in any calendar year, and only once in relation to any particular year’s accounts and records. CHERRY agrees to hold in strict confidence all information learned in the course of any audit or inspection, except to the extent necessary for CHERRY to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. The results of each inspection, if any, shall be binding on both Parties. CHERRY shall pay for such inspections, unless the inspection reveals a deviation in the calculation of the royalties of more than five percent (5%) to CHERRY’s disadvantage, in such case VERAXA shall bear the costs for the inspections.

7.4	VERAXA shall ensure that any VERAXA Affiliate complies with the applicable obligations under this Agreement.

7.5	All summaries, annual royalty reports and financial information of VERAXA, its Affiliates, and VERAXA Sublicensees which are provided to or subject to review by CHERRY and the Uni Würzburg under this Section 7 shall be deemed to be VERAXA’s Confidential Information under this Agreement and subject to the provisions of Section 10.

7.6	All required communications under this Agreement shall be in writing, sent to the Party at its address or facsimile number below, or as otherwise designated by the Party in accordance with this provision, and duly given or made: (i) on the date delivered in person; (ii) on the date transmitted by facsimile, if confirmation is received; and (iii) one (1) day after deposit with a nationally recognized overnight carrier service with charges prepaid.

If to Veraxa, to:

Address:	VERAXA Biotech GmbH, Carl-Friedrich-Gauß-Ring 5, 69124 Heidelberg
Phone:	+49 6221 3521330
E-mail:	antz@veraxa.com
Attention:	Dr. Christoph Antz

If to Cherry, to:

Address:	Cherry Biolabs GmbH, Mauritiusplatz 7, 97286 Winterhausen
Phone:	[***]
E-mail:	[***]
Attention:	Prof. Dr. Gernot Stuhler

8.	Intellectual Property Rights Ownership

8.1	VERAXA hereby acknowledges that the Uni Würzburg or CHERRY, are, as applicable, the owner of the CHERRY Patents. CHERRY Patents are Controlled by CHERRY.

8.2	All VERAXA IPR is and shall be the exclusive property of VERAXA and is and shall be Controlled by VERAXA.

8.3	VERAXA shall own and Control improvements or modifications of the Hemibody Technology as such achieved or made by VERAXA (“VERAXA Improvements”) and CHERRY shall own and Control Improvements achieved or made by CHERRY (“CHERRY Improvements”). Uni Würzburg Improvements shall be owned by Uni Würzburg but Controlled by CHERRY

9.	Management of Intellectual Property Rights

9.1	VERAXA shall be solely responsible for VERAXA Patents and VERAXA Improvements. VERAXA shall be responsible and shall have the sole right and sole discretion for the preparation, filing, prosecution and maintenance of VERAXA Patents and VERAXA Improvements as from the Effective Date. VERAXA shall pay any fees or taxes required for such preparation, filing, prosecution and maintenance. VERAXA shall have the sole discretion to choose countries/supranational jurisdictions to file, prosecute and maintain the VERAXA Patents and VERAXA Improvements.

9.2	CHERRY shall be solely responsible for CHERRY Patents, the Stuhler Patent and CHERRY Improvements. CHERRY shall be solely responsible and shall have the sole right and sole discretion for the preparation, filing, prosecution and maintenance of CHERRY Patents, the Stuhler Patent and CHERRY Improvements as from the Effective Date. CHERRY shall pay any fees or taxes required for such preparation, filing, prosecution and maintenance. CHERRY shall have the sole discretion to choose countries/supranational jurisdictions to file, prosecute and maintain the CHERRY Patents, the Stuhler Patent and CHERRY Improvements, provided that CHERRY shall prosecute at least the CHERRY Patents and Stuhler Patent in the countries/supranational jurisdictions filed as of the Effective Date. Prior to undertaking any such action to prosecute and maintain the CHERRY Patent, the Stuhler Patent and CHERRY Improvements, CHERRY shall notify VERAXA in writing and VERAXA shall provide reasonable assistance in the planning and execution of any such action and CHERRY shall align its activities in this regard in all cases with VERAXA; provided that VERAXA will reimburse CHERRY all reasonable out-of-pocket costs incurred by CHERRY in connection with such action, including reasonable external counsel and/or attorney fees.

9.3	Each Party shall promptly inform the other in writing if it becomes aware of any infringement or possible infringement of or challenge to any of the CHERRY Patents, the Stuhler Patent and CHERRY Improvements or VERAXA Improvements (including any allegation that the practice of the CHERRY Patents, the Stuhler Patent, CHERRY Improvements or VERAXA Improvements infringes the intellectual property rights of any Third Party) and provide the other Party with any available evidence and all other particulars of such infringement or challenge.

9.4	During the Term, CHERRY and/or the Uni Würzburg shall have the sole right, but not the obligation, to enforce and defend the CHERRY Patents, the Stuhler Patent or CHERRY Improvements. The conduct of such actions shall be at the sole discretion and costs of CHERRY/Uni Würzburg. Prior to undertaking any such action to enforce or defend any such CHERRY Patents, the Stuhler Patent or CHERRY Improvements, CHERRY shall notify VERAXA in writing. VERAXA shall provide reasonable assistance in the planning and execution of any such action, provided that CHERRY will reimburse to VERAXA all reasonable out-of-pocket costs incurred by VERAXA in connection with such action, including reasonable external counsel and/or attorney fees.

10.	Confidentiality

10.1	Unless explicitly provided otherwise herein or in the NDA between the Parties dated 22 February 2024, neither Party shall disclose or otherwise make available the other’s Confidential Information during and for five (5) years after the end of the Term, for Confidential Information disclosed by Uni Würzburg to CHERRY under the CHERRY-UNI WÜRZBURG Agreement for five (5) years after the end of the term of the CHERRY-UNI WÜRZBURG Agreement, unless the Confidential Information is identified as a trade secret or proprietary tangible property by the disclosing Party, in which case these obligations survive the Term and continue until such Confidential Information is no longer deemed a trade secret or proprietary tangible property by the disclosing Party. Each Party agrees to treat all Confidential Information of the other Party with at least the same degree of care it employs to protect its own confidential information but in no event less than reasonable care.

10.2	Right to Disclose

10.2.1	To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, each Party may disclose Confidential Information of the other Party to its Affiliates, board members, officers, employees, advisors and consultants, on the condition that each such entity agrees: (i) to maintain as confidential the Confidential Information for at least as long as and to a similar extent as the respective Party is required to do under this Agreement; and (ii) is permitted to use the Confidential Information only to the extent the respective Party is entitled to use the Confidential Information under this Agreement. CHERRY may disclose VERAXA Confidential Information to the Uni Würzburg, solely to the extent this is required under the CHERRY-UNI WÜRZBURG Agreement. For clarity, however, CHERRY shall not disclose the identity of the VERAXA Targets to Uni Würzburg and not to any other Third Party, including Morphosys and for further clarity, CHERRY shall, unless permitted under this Section, not disclose any VERAXA Confidential Information to any Third Party, including Morphosys. VERAXA shall not disclose any Morphosys Targets and any CHERRY Confidential Information to any Third Party, including any VERAXA Sublicensee.

10.2.2	If a Party is required by law, regulation or court order to disclose any of the Confidential Information of the other Party, it shall: (i) promptly notify the other Party; (ii) reasonably assist the other Party to obtain a protective order or other remedy of the other Party’s election; (iii) provide the other Party prior review of any disclosure; (iv) only provide that portion of the Confidential Information that is legally required; and (v) make reasonable efforts to obtain reliable assurance that the Confidential Information shall be maintained in confidence. The Parties however acknowledge that for so-called “ad hoc” announcements required under the German Securities Act, no prior notice is possible.

10.3	Except as otherwise required by law, regulation, or court order, the specific terms and conditions of this Agreement shall be Confidential Information of both Parties; provided, however, that (i) VERAXA shall be permitted at all times to disclose the terms of this Agreement to a) potential and actual VERAXA Sublicensees and/or investors and/or; b) assignees and transferees referred to in Section 15.3 under appropriate confidentiality provisions, and (ii) CHERRY shall be permitted at all times to disclose the terms of this Agreement under appropriate confidentiality provision to a) potential and actual investors, b) assignees and transferees referred to in Section 15.3, and c) Uni Würzburg.

10.4	The Parties have agreed to make a public announcement of the execution of this Agreement in the form of the press release attached as Appendix B (the “Press Release”).

After release of such Press Release, if any Party or any of its Affiliates desires to make other press releases or other similar public announcements concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such press release or public announcement to each other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed, except that, in the case of a press release, financial report, or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release or announcement shall provide its comments, if any, within eight (8) business days after receiving the press release for review. The Parties however acknowledge that for so-called “ad hoc” announcements required under the German Securities Act, no prior notice is possible.

No Party shall be required to seek the permission of the other Party to repeat information regarding the terms of this Agreement that have already been publicly disclosed by such Party or such Party’s Affiliate; or by the other Party or any of its Affiliates, in accordance with this Section 10.

Notwithstanding the generality of the foregoing, any press releases or other written or oral publication in the press or other media relating to the CHERRY-UNI WÜRZBURG Agreement or the collaboration of Uni Würzburg and CHERRY under the CHERRY-UNI WÜRZBURG Agreement shall be subject to the approval of Uni Würzburg under the approval process set forth above, except that the term for providing comments on such a proposed press release (if any) shall be fifteen (15) business days after receiving the press release for review.

10.5	Except as expressly provided for herein, the disclosure of Confidential Information shall not be interpreted to convey any grant of rights, titles, interests, option or license to the receiving Party under any patent or other rights now or hereafter held by the disclosing Party with respect to such Confidential Information.

10.6	Given the nature of the Confidential Information and the competitive damage that would result to the Party upon unauthorized disclosure, use, or transfer of their Confidential Information to any Third Party, the Parties hereto agree that monetary damages would not be a sufficient remedy for any breach of this section. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 10.

10.7	The receiving Party shall return or destroy, as instructed by the other Party, all Confidential Information of the disclosing Party received during the Term of this Agreement, including all copies thereof after expiry or termination of the Agreement, except for one copy of documents and other materials containing or comprising Confidential Information which may be retained in receiving Party’s files for archival purposes as a means of determining any continuing obligations under this Agreement.

10.8	Neither Party shall use the names or trademarks, or any adaptation of them, of the other Party without prior written consent of the other in each separate case.

11.	Representations, Warranties and Disclaimers

11.1	Each Party represents and warrants to the other that:

11.1.1	the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

11.1.2	it shall comply with any applicable international, national, or local Laws in its performance under this Agreement; and

11.1.3	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

11.2	CHERRY represents and warrants that:

11.2.1	it is the owner or exclusive licensee of and Controls the CHERRY Patents and the Stuhler Patent and has all necessary right and authority to grant the rights herein;

11.2.2	it does not at the Effective Date own or Control any patents or patent applications other than the CHERRY Patents and the Stuhler Patent that are licensed to VERAXA hereunder that would be required to Exploit VERAXA Hemibody Compounds and VERAXA Hemibody Products within the Field in the Territory;

11.2.3	it has, except for the opposition filed by Revitope and Roche against the patent EP2802607B1, not received any notice that the CHERRY Patents or the Stuhler Patent are invalid or unenforceable;

11.2.4	it is, with the exception of Third Party Patent rights brought forward in the patent application and opposition proceedings for the CHERRY Patents, not aware of any Third Party Patent Rights that Cover the Hemibody Technology as licensed hereunder;

11.2.5	it has not received any notice that the activities of CHERRY under the CHERRY Patents and the Stuhler Patent infringe, misappropriate or violate the rights of any Third Party;

11.2.6	it has not granted, and shall not grant during the Term of the Agreement, any right to any Third Party which would conflict with the rights granted to VERAXA hereunder; provided that VERAXA acknowledges the license granted to Morphosys under Morphosys License Agreement;

11.2.7	in the event CHERRY receives knowledge regarding Sections 11.2.3, 11.2.4 or 11.2.5 above during any time during the Term, CHERRY shall promptly notify VERAXA;

11.2.8	the CHERRY-UNI WÜRZBURG Agreement is as of the Effective Date in full force and effect;

11.2.9	CHERRY is as of the Effective Date not in breach of any obligation under the CHERRY-UNI WÜRZBURG Agreement;

11.2.10	CHERRY has as of the Effective Date not received any written notice of breach of the CHERRY-UNI WÜRZBURG Agreement, and

11.2.11	to CHERRY’s knowledge, Uni Würzburg is as of the Effective Date not in breach of the CHERRY-UNI WÜRZBURG Agreement.

During the Term of this Agreement, CHERRY shall promptly inform VERAXA of any breach of the CHERRY-UNI WÜRZBURG Agreement by Uni Würzburg; and will continue to comply with the terms of the CHERRY-UNI WÜRZBURG Agreement and not amend or modify the CHERRY-UNI WÜRZBURG Agreement in a way which would adversely affect VERAXA’s rights under this Agreement.

11.3	VERAXA acknowledges that the opposition filed by Revitope and Roche against the patent EP 2802607 B1 has led to the revocation of the respective patent.

11.4	Neither Party makes any representation or warranty, express, implied, statutory, or otherwise not expressly set forth in this Agreement; and expressly disclaims all representations and warranties, including without limitation merchantability and fitness for a particular purpose.

12.	Liability, Indemnification and Insurance

12.1	In no event shall either Party be liable for lost profits, loss of data, or for any special, indirect, incidental, consequential or punitive damages, however caused, on any theory of liability and whether or not such Party has been advised of the possibility of such damages, arising under any cause of action and arising in any way out of this Agreement. This limitation of liability does not apply in cases of (i) wilful misconduct or gross negligence, (ii) breaches of Section 10, and (iii) a Party’s indemnification obligations under Sections 12.2 and 12.3.

12.2	VERAXA shall indemnify, hold harmless, and defend Freistaat Bayern, represented by the Uni Würzburg and CHERRY, its Affiliates, and their respective officers, directors, employees, representatives, independent contractors, agents and consultants from and against any and all claims, losses, damages, and/or liability, as well as all costs and expenses, including, reasonable attorneys’ fees and court costs (collectively, “Losses”) resulting from any Third Party claim against them to the extent that such Third Party claim arises out of (i) the breach of any representation, warranty or undertaking under this Agreement by VERAXA, a VERAXA Affiliate or a VERAXA Sublicensee or its Affiliates; or (ii) the gross negligence or wilful misconduct of VERAXA, its Affiliates, a VERAXA Sublicensee, its Affiliates and their respective officers, directors, employees, representatives, independent contractors, agents and consultants; or (iii) the Exploitation of VERAXA Hemibody Products by VERAXA, its Affiliates or VERAXA Sublicensees and its Affiliates, including but not limited to claims resulting from the performance of clinical studies or the non-compliance with the laws applicable for the Exploitation of the VERAXA Hemibody Products, e.g. the non-existence of or non-compliance with relevant permits; except to the extent such Losses are due to CHERRY’s gross negligence or wilful misconduct.

12.3	CHERRY shall indemnify, hold harmless, and defend VERAXA, its Affiliates, and their respective officers, directors, employees, representatives, independent contractors, agents and consultants from and against any and all Losses (as defined in Section 12.2) resulting from any Third Party claim against them to the extent that such Third Party claim arises out of (i) the breach of any representation, warranty or undertaking by CHERRY under this Agreement; or (ii) the gross negligence or wilful misconduct of CHERRY, its Affiliates and their respective officers, directors, employees, representatives, independent contractors, agents and consultants; except to the extent such Losses are due to VERAXA’s gross negligence or wilful misconduct.

12.4	The Party seeking indemnification hereunder shall promptly notify the other of any claim or suit giving rise to the indemnification obligations under this Section 12, without making any admissions to any Third Party and permit the indemnifying Party to assume sole direction and control of the defense of the claim (including the reasonable selection of counsel) with the right to reasonably settle such action in its sole discretion, provided that such settlement does not impose any material obligation on the indemnitees or any admission of fault. The indemnitees will reasonably cooperate as requested, at the expense of the indemnifying Party, in the defense of the action and the indemnifying Party shall keep the indemnified Party fully informed of the status of such defense.

12.5	Each Party shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. VERAXA shall procure that any VERAXA Affiliate and VERAXA Sublicensee complies with this obligation.

13.	Expiration, Breach, Insolvency and Termination for Convenience

13.1	This Agreement shall expire at the end of the Term. Upon expiration of the Term as set forth in Section 1(dd), the Parties shall retain the licenses granted in Section 3 as non-exclusive, sublicensable (in multiple tiers), irrevocable, perpetual and fully paid-up licenses.

13.2	Rights for Breach

13.2.1	Subject to Section 13.2.5, CHERRY shall have the right to terminate this Agreement in its entirety upon written notice to VERAXA if VERAXA or any of its Affiliates materially breaches the obligations under this Agreement and, after receiving written notice from CHERRY identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice, subject to the last sentence in Section 13.5.1. Examples for material breach are non-compliance with diligence obligation set forth in Section 5, non-compliance with a payment obligation or any attack on the validity of one of the CHERRY Patents or the Stuhler Patent or support of any Third Party attack on the validity of one of the CHERRY Patents or the Stuhler Patent.

13.2.2	If a VERAXA Sublicensee or one of its Affiliates has allegedly breached any of the obligations which VERAXA is required to impose on VERAXA Sublicensees pursuant to Section 4.1 and 4.2 of this Agreement or any other applicable obligation under this Agreement, CHERRY may terminate this Agreement in accordance with Section 13.2.1, unless (i) VERAXA or the respective VERAXA Affiliate or, if applicable, VERAXA Sublicensee has requested the cure of such breach by the breaching sublicensee, (ii) VERAXA or the respective VERAXA Affiliate or, if applicable, VERAXA Sublicensee has terminated the respective sublicense agreement with such breaching sublicensee, and (iii) VERAXA or, if applicable, the licensor of the breaching sublicensee have been and are complying with all applicable obligations under this Agreement.

13.2.3	In case Uni Würzburg threatens to terminate the CHERRY-UNI WÜRZBURG Agreement due to a breach by VERAXA, a VERAXA Affiliate or a VERAXA Sublicensee, CHERRY shall inform VERAXA accordingly and VERAXA and Cherry shall align and support each other in their discussions with Uni Würzburg and arrange for a meeting between the Parties and the Uni Würzburg.

13.2.4	Subject to Section 13.2.5, VERAXA shall at its sole discretion have the right to terminate this Agreement in its entirety upon written notice to CHERRY, if CHERRY materially breaches its obligations under this Agreement and, if CHERRY, after receiving written notice from VERAXA, identifying such material breach by CHERRY in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice. Examples for material breach are granting any rights or license under the CHERRY Patents for the VERAXA Targets to a Third Party or disclosure of VERAXA Targets or non-permitted disclosure of other VERAXA Confidential Information, including this Agreement, summaries and annual royalty reports, to a Third Party.

13.2.5	Notwithstanding the foregoing, if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a written notice provided by the other Party in accordance with Section 13.2.1, or Section 13.2.4, and such alleged breaching Party provides the other Party notice of such dispute within seven (7) days after receipt of the notice of breach, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.2.1, or Section 13.2.4, as applicable, before good faith discussions between the CEOs of both Parties failed to lead to a mutual understanding of the Parties within fourteen (14) days after receipt of such dispute notice by the non-breaching Party and the cure period of ninety (90) days shall be extended by such fourteen (14) days.

13.3	Each Party will have the right to terminate this Agreement in its entirety upon delivery of written notice to the other Party if insolvency proceedings are requested or initiated relating to the assets of the other Party. This Agreement terminates automatically if VERAXA applies for the initiation of insolvency proceedings relating to its assets.

13.4	VERAXA may terminate this Agreement in its entirety without cause upon six (6) months prior written notice to CHERRY.

13.5	Effects of early termination of the Agreement and continuation of the Agreement upon CHERRY’s breach

13.5.1	Upon termination by CHERRY under Sections 13.2.1, 13.2.2 or 13.3, and without prejudice to any other remedies available to it at law or in equity or under this Agreement the following shall apply with respect to the Agreement: (i) the respective licenses, sublicenses and rights granted hereunder to VERAXA and any rights granted to a VERAXA Affiliate shall terminate with immediate effect and fall back to CHERRY, (ii) upon request by CHERRY, VERAXA and its Affiliates shall return or destroy, as instructed by CHERRY, CHERRY’s Confidential Information in VERAXA’s possession within thirty (30) days from the effective date of termination. Notwithstanding the foregoing, any sublicense agreement between VERAXA (or VERAXA Affiliate) and a VERAXA Sublicensee shall remain unaffected by the termination of this Agreement, provided that (x) such VERAXA Sublicensee is in good standing under the sublicense by VERAXA to the VERAXA Sublicensee, (y) all claims for payments of VERAXA under such sublicense agreement with the VERAXA Sublicensee shall be assigned to CHERRY, and (z) all claims relating to financial reporting and auditing rights under the sublicense agreement with the VERAXA Sublicensee shall also be assigned to CHERRY.

13.5.2	Upon termination by VERAXA under Section 13.2.4, or upon termination of the Agreement by VERAXA pursuant to Section 13.3, and without prejudice to any other remedies available to it at law or in equity or under this Agreement the following shall apply: (i) the respective licenses, sublicenses and rights granted hereunder to VERAXA and any rights granted to a VERAXA Affiliate or a VERAXA Sublicensee shall terminate with immediate effect and fall back to Cherry, (ii) upon request by VERAXA, CHERRY shall return or destroy, as instructed by VERAXA, VERAXA Confidential Information in CHERRY’s possession within thirty (30) days from the effective date of termination, and (iii) for a one hundred twenty (120)-day period following the termination of this Agreement, VERAXA, its Affiliates and/or the VERAXA Sublicensees may sell the VERAXA Hemibody Products in their inventory at their usual price, provided that VERAXA, its Affiliates and VERAXA Sublicensees make the payments, submit the annual royalty reports and otherwise perform as required by this Agreement during such one hundred eighty (120)-day period.

13.5.3	Upon termination of the Agreement by VERAXA pursuant to Section 13.4, the following shall apply: (i) all licenses, sublicenses and rights granted hereunder by CHERRY to VERAXA and any rights granted to a VERAXA Affiliate or a VERAXA Sublicensee shall terminate with immediate effect and fall back to CHERRY, (ii) upon request by CHERRY, VERAXA shall return or destroy, as instructed by CHERRY, all CHERRY Confidential Information in VERAXA’s possession and upon request by VERAXA, CHERRY shall return or destroy, as instructed by VERAXA, all VERAXA Confidential Information in CHERRY’s possession within thirty (30) days from the effective date of termination.

13.5.4	Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.6	The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued or any rights provided to any Party under the Agreement accruing after termination or expiration. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement. In any event, the Sections 1 (Definitions), 7 (Reports, Records, Audits and Notices), 8 (Intellectual Property Rights Ownership), 9 (Management of Intellectual Property Rights), 10 (Confidentiality), 12 (Liability, Indemnification and Insurance), 13.6 (Surviving rights and obligations), 14.1 (Dispute resolution) and 14.2 (Governing law) shall survive termination or expiration of this Agreement.

14.	Dispute Resolution and Applicable Law

14.1	The Parties agree that for all controversies under this Agreement the District Court Munich I shall have exclusive jurisdiction.

14.2	This Agreement shall be governed by the substantive laws of Germany, without regard to any choice-of-law rules. The United Nations Convention on Contracts for International Sales of Goods (CISG) shall not apply to this Agreement.

15.	Miscellaneous

15.1	This Agreement, including its Appendices attached hereto, each of which is hereby incorporated and made part of in this Agreement by reference, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter and supersedes all prior communications, agreements or understandings, written or oral. Any amendment to this Agreement must be in writing and signed by both Parties. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the Party granting the waiver. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed for or against either Party.

15.2	The terms of this Agreement are severable, and if any term of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or non-enforceability shall not in any way affect the validity or enforceability of the remaining terms or the validity or enforceability of those terms in any jurisdiction where they are valid and enforceable. The Parties desire the terms herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction and as such, any invalid or unenforceable terms will be reformed by the Parties to effectuate the intent of the Parties as evidenced on the Effective Date.

15.3	No Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of each other Party, except that a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business or that part of its business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to each other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.3 shall be null, void and of no legal effect.

15.4	Nothing contained in this Agreement shall place the Parties in a partnership, joint venture or agency relationship and neither Party shall have the right or authority to obligate or bind the other Party in any manner.

15.5	Anti-Corruption and Anti-Bribery, Personal Data Protection

15.5.1	Each Party shall comply at all times with all applicable laws and regulations combating bribery and corruption (“Anti-Bribery Laws”). Each Party hereby represents and warrants that it has not offered to pay, paid, or accepted, and undertakes that it will not offer, pay, or accept, any bribes (including any improper gifts or entertainment) to or by any person (including, in particular, any government or public official of any jurisdiction) to secure or retain a business advantage for the benefit of the other Party under or in connection with this Agreement.

15.5.2	Each Party shall take appropriate steps, in particular maintain and effectively enforce internal policies and procedures, to ensure that the other Party’s officers, directors, employees, agents and representatives, or any other person acting on its behalf (collectively the “Representatives”) will not breach any Anti-Bribery Laws. Each Party shall be responsible for any breach of Anti-Bribery Laws by its Representatives under or in connection with this Agreement.

15.5.3	In addition, each Party shall ensure that any person engaged by such Party in connection with this Agreement does so only on the basis of a written contract which imposes on and secures from such person terms equivalent to those imposed on each Party in this and the foregoing paragraphs of this Section 15.5.

15.5.4	Any material breach of any obligation under this Section 15.5 by a Party or its Representatives shall entitle the other Party to terminate this Agreement with immediate effect and claim any damages resulting from such breach.

15.5.5	Each Party shall further comply with all applicable laws, statutes and regulations relating to personal data protection.

15.6	Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

15.7	This Agreement has been written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.8	Unless otherwise specified, (a) references in this Agreement to any Article, Section or Appendix shall mean references to such Article, Section or Appendix of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

15.9	Two (2) or more counterparts of this Agreement may be executed and delivered, each of which shall be considered an original.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the Effective Date.

VERAXA Biotech GmbH

Place, Date:		Place, Date:

Name:	Dr. Christoph Antz	Name:	Dr. Heinz Schwer
Title:	Managing Director	Title:	Managing Director

Cherry Biolabs GmbH

Place, Date:		Place, Date:

Name:	Prof. Dr. Gernot Stuhler	Name:	Martin Bumm
Title:	Managing Director	Title:	Shareholder

Appendix 1
Cherry Patents and Stuhler Patent

CHERRY Patents

1.	Patent family based on WO 2013/104804

2.	Patent family based on WO 2016/023909

3.	Patent family based on WO 2019/122350

Stuhler Patent

Patent family based on WO 2022/248662

Appendix 2
Press Release